Exhibit 1

Summary Schedule of Funded Debt at December 31, 2021

Currency	Issues	Interest %	Maturities	Initial amount in currency of borrowing (in millions)	Initial amount in equivalent in millions of euros(1)	Amount outstanding in millions of euros(2)
U.S. dollars	14	0.140% - 2.625%	2022 - 2026	7,845	6,835	6,927
Australian dollars	7	0.600% - 4.750%	2024 - 2029	685	438	439
Swiss francs	1	1.000%	2023	225	184	218
Euros	32	0.000% - 1.750%	2022 - 2035	13,467	13,467	13,467
Pounds sterling	8	0.375% - 1.125%	2022 - 2027	2,250	2,545	2,678
New Zealand dollars	1	2.715%	2029	55	33	33
Norwegian krone	4	1.625%	2024	2,375	237	238
Hong Kong dollars	3	0. 300% - 1.100%	2023 - 2024	900	99	102
Canadian dollars	1	1.000%	2024	300	208	208
Turkish lira	1	18.000%	2024	168	15	11
Swedish krona	1	0.261%	2023	1,500	143	146
Total	74				24,205	24,466

(1)	The equivalent in euro is computed using the exchange rate at trade date.
(2)	The equivalent in euro is computed using the exchange rate at December 31, 2021.

Schedule of Annual Amortization of Funded Debt Outstanding at December 31, 2021
(in millions of Euro(1))

Currency	2022	2023	2024	2025	2026	2027 and after	Total
U.S. dollars	1,629	2,207	1,324	883	883	0	6,927
Australian dollars	0	0	384	0	0	54	439
Swiss francs	0	218	0	0	0	0	218
Euros	1,263	1,363	2,021	1,544	1,600	5,675	13,467
Pounds sterling	1,517	0	0	803	0	357	2,678
New Zealand dollars	0	0	0	0	0	33	33
Norwegian krone	0	0	238	0	0	0	238
Hong Kong dollars	0	68	34	0	0	0	102
Canadian dollars	0	0	208	0	0	0	208
Turkish lira	0	0	11	0	0	0	11
Swedish krona	0	146	0	0	0	0	146
Total	4,410	4,003	4,221	3,230	2,483	6,119	24,466

(1)	The equivalent in euro is computed using the exchange rate at December 31, 2021.